UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 23, 2023

BuzzFeed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39877	85-3022075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

229 West 43rd Street
New York, New York 10036
(Address of registrant’s principal executive offices, and zip code)
(646) 397-2039
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BZFD	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	BZFDW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Departure of Chief Financial Officer
On October 23, 2023, Felicia DellaFortuna announced their intention to resign as Chief Financial Officer of BuzzFeed, Inc. (the “Company”), effective November 6, 2023, in order to accept a position outside of the Company. Ms. DellaFortuna is not entitled to any severance benefits in connection with their resignation from the Company. The resignation of Ms. DellaFortuna was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies, or practices.
(c) Appointment of Chief Financial Officer
On October 23, 2023, the Company appointed Matthew Omer, age 40, to succeed Ms. DellaFortuna as Chief Financial Officer as of November 6, 2023. Mr. Omer has more than 15 years of experience in finance, most recently as Executive Vice President Finance and Treasurer at the Company, which they joined in 2019. Mr. Omer has served as the Company’s Executive Vice President of Finance and Treasurer at the Company since October 2022, having served as the Company’s Senior Vice President of Finance from May 2021 until that time and as Vice President of Finance from October 2019 until May 2021. Prior to joining the Company, Mr. Omer was Chief Financial Officer and Chief Operating Officer at 123 Home Care, a privately-held provider of non-medical home care services, from April 2017 until October 2019 and held roles of increasing responsibility in the finance department of Viant Technology, a publicly-traded advertising software company, from March 2013 to April 2017. From July 2011 until March 2013, Mr. Omer held several roles at KPMG, a multinational accounting firm, most recently in the economic valuation services division. Prior to working in public accounting, Mr. Omer was an analyst at Strategic Equity Group, a strategic advisory and consulting firm, from March 2008 to March 2010, and was a consultant at Profit Recovery Partners, an expense reduction company. Mr. Omer graduated from the University of Arizona with a Bachelor of Science in Business Administration.
In connection with Mr. Omer’s appointment as Chief Financial Officer, they entered into an offer letter with the Company, dated as of October 23, 2023. Pursuant to this offer letter:
•Mr. Omer’s annual base salary as of the date of their appointment as Chief Financial Officer will be $380,000. Their salary will be subject to adjustment pursuant to our employee compensation policies in effect from time to time.
•Mr. Omer will be eligible to receive an annual cash bonus with a target equal to 50% of their salary. The actual amount of any bonus paid to Mr. Omer will be determined by the Compensation Committee of the Company’s Board of Directors and may be based on, among other things, the achievement of corporate performance targets and their individual performance. Their bonus compensation will be subject to adjustment pursuant to our employee compensation policies in effect from time to time.
•Mr. Omer will receive a sign on bonus of $160,000, one-quarter of which will be paid to them on December 31, 2023 and the remaining one-quarter of which will be paid on the last day of each quarter thereafter. If their employment is terminated by us without cause before September 30, 2024 (i.e., the date of the final payment), they will receive any remaining unpaid installments. If they terminate their employment voluntarily or are terminated for cause before September 30, 2024, they will have to repay any amounts previously paid in full.
•Mr. Omer will receive a grant of restricted stock units representing the right to receive shares of the Company’s class A common stock (“RSUs”), the number of which will be equal to $600,000 divided by the average closing price of our Class A common stock over the 20 trading days immediately preceding the date of grant, one-eighth of which vests on January 1, 2024 and the remaining one-eighth of which vests in quarterly installments over the following two years, in each case, subject to their continued employment.

In addition:
•Mr. Omer is eligible to participate in the Company’s Change in Control and Severance Plan.
•Mr. Omer is entitled to participate in all benefit plans generally available to our employees.
•Mr. Omer may not compete with us, or engage in any other employment, consulting or other business activity without our prior written consent, while employed by us.
There are no family relationships between Mr. Omer and any director or executive officer of the Company. Mr. Omer has not engaged in any related person transaction (as defined in Item 404(a) of Regulation S-K under the Securities Act of 1933) with the Company.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2023
BuzzFeed, Inc.

By:	/s/ Jonah Peretti
Name: Jonah Peretti
Title: Chief Executive Officer